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                                 EXHIBIT 23.1


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



          As independent public accountants, we hereby consent to the incorporation of our reports dated June 12, 1998, included in this Form 11-K for each of the Mississippi Chemical Corporation Thrift Plan Plus for the year ended December 31, 1997, Mississippi Phosphates Corporation 401(k) Retirement Plan for the five months ended May 31, 1997, and Eddy Potash, Inc. 401(K) Plan For Bargaining Unit Employees for the year ended December 31, 1997, into Mississippi Chemical Corporation's previously filed Registration Statement Files No. 33-59577 and No. 333-13069. It should be noted that we have not audited any financial statements of the Plans subsequent to December 31, 1997 or performed any audit procedures subsequent to the date of our reports.



ARTHUR ANDERSEN LLP



Memphis, Tennessee
June 30, 1998